Exhibit 99.1

                      Metromedia International Group Inc.
            Announces the Delay in Filing of its First Quarter 2006
                         Quarterly Report on Form 10-Q

     CHARLOTTE, N.C.--(BUSINESS WIRE)--May 11, 2006--Metromedia International Group, Inc. (the "Company") currently traded as: (PINK SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, announced today that the Company is unable to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (the "2006 Q1 Form 10-Q"). The filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 ("2004 Form 10-K), its Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2005 (the "2005 Quarterly Reports") and its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 ("2005 Form 10-K) with the SEC, along with the Company's completion of its work effort for compliance with Section 404, "Management Assessment of Internal Controls" of the Sarbanes-Oxley Act of 2002 for corporate headquarters with respect to the filing of its 2005 Form 10-K, are a prerequisite for the filing of the 2006 Q1 Form 10-Q.
     At present, the Company cannot predict with confidence when it will file either the 2004 Form 10-K, the 2005 Quarterly Reports, or the 2005 Form 10-K and thus the 2006 Q1 Form 10-Q.

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing its ongoing restatement activities and filing with the SEC of its 2004 Form 10-K, the first, second and third quarter 2005 Form 10-Q's, the 2005 Form 10-K, and its first quarter 2006 Form 10-Q. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July 18, 2005,
July 25, 2005, July 28, 2005, August 3, 2005, August 10, 2005, September 8,
2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006 and
March 17, 2006). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.


     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, 704-321-7380
              Chief Financial Officer and Treasurer
              investorrelations@mmgroup.com